Exhibit 99

UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	News Release contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS

FOR SECOND QUARTER AND FIRST HALF OF FISCAL 2005

Wilmington, MA (March 30, 2005) — UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for the second quarter and first half of fiscal 2005, which ended February 26, 2005.

Second quarter net income was $10.1 million ($0.52 per diluted common share), a 52.7% percent increase from last year’s $6.6 million ($0.34 per diluted common share). Revenues for the second quarter of fiscal 2005 were $190.7 million, a 7.5% percent increase from $177.4 million in the same period a year ago.

For the first half of fiscal 2005, net income was $23.4 million ($1.21 per diluted common share), a 45.3% increase from last year’s $16.1 million ($0.84 per diluted common share). Revenues were $379.1 million, a 5.8% increase from $358.3 million for the first half of fiscal 2004.

The primary reason for the significant increase in net income in the second quarter and the first half of fiscal 2005 was a decrease in operating costs as a percentage of revenues. As a percentage of revenues, operating costs for the second quarter decreased 1.3 percentage points from 65.2% for fiscal 2004 to 63.9% for fiscal 2005 and decreased for the first half of the year by 1.6 percentage points from 64.4% for fiscal 2004 to 62.8% for fiscal 2005. This decrease was due to lower merchandise amortization for the locations acquired as part of the Textilease acquisition as well as from cost savings realized from the Company’s manufacturing operations in Mexico and lower industrial laundry production payroll costs as a percentage of revenues. These benefits were somewhat offset by higher energy costs associated with operating industrial laundries as well as in utilizing our fleet of delivery vehicles.

The Company also benefited from lower depreciation and intangible asset amortization expenses due to certain fixed assets and certain intangible assets becoming fully depreciated and amortized in fiscal 2004. In addition, interest expense has decreased during fiscal 2005 due to a reduction in the level of debt outstanding.

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs 9,000 team partners who serve more than 175,000 customer locations in 46 states, Canada and Europe from 175 manufacturing, distribution and customer service facilities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This public announcement may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. The words “anticipate” and “should,” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results may differ materially from those anticipated depending on a variety of factors, including, but not limited to, performance of acquisitions; economic and business changes; fluctuations in the cost of materials, fuel and labor; economic and other developments associated with the on-going war on terrorism; strikes and unemployment levels; demand and price for the Company’s products and services; improvement in under performing rental operations; and the outcome of pending and future litigation and environmental matters.

[Tables follow]

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	February 26,	August 28,
(In thousands)	2005	2004 (a)
Assets

Current assets:
Cash and cash equivalents	$5,598	$4,436
Receivables, net	79,105	69,471
Inventories	26,595	31,060
Rental merchandise in service	65,774	60,544
Prepaid taxes and deferred tax assets	4,184	2,753
Prepaid expenses	3,588	1,857

Total current assets	184,844	170,121

Property and equipment:
Land, buildings and leasehold improvements	253,017	240,018
Machinery and equipment	266,442	258,736
Motor vehicles	74,478	70,048

	593,937	568,802
Less — accumulated depreciation	294,141	280,012

	299,796	288,790
Goodwill	186,462	180,685
Customer contracts and intangible assets, net	57,600	57,873
Other assets	3,101	3,353

	$731,803	$700,822

Liabilities and Shareholders’ Equity

Current liabilities:
Current maturities of long-term obligations	$1,195	$986
Accounts payable	36,770	33,754
Accrued liabilities	73,639	72,824
Accrued and deferred income taxes	6,572	5,611

Total current liabilities	118,176	113,175

Long-term obligations, net of current maturities	179,443	177,855
Deferred income taxes	42,074	42,043

Shareholders’ equity:
Common stock	946	928
Class B common stock	976	993
Capital surplus	13,339	13,138
Retained earnings	375,318	353,196
Accumulated other comprehensive income (loss)	1,531	(506)

Total shareholders’ equity	392,110	367,749
	$731,803	$700,822

(a) Condensed from audited financial statements

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Twenty-six	Twenty-six	Thirteen	Thirteen
	weeks ended	weeks ended	weeks ended	weeks ended
	February 26,	February 28,	February 26,	February 28,
(In thousands, except per share data)	2005	2004	2005	2004
Revenues	$379,118	$358,305	$190,684	$177,407

Costs and expenses:
Operating costs (1)	237,955	230,801	121,922	115,713
Selling and administrative expenses (1)	78,601	73,861	40,000	37,034
Depreciation and amortization	21,730	22,727	11,067	11,699
	338,286	327,389	172,989	164,446

Income from operations	40,832	30,916	17,695	12,961

Interest expense, net	3,062	4,713	1,463	2,243

Income before income taxes	37,770	26,203	16,232	10,718
Provision for income taxes	14,353	10,088	6,169	4,126

Net income	$23,417	$16,115	$10,063	$6,592

Weighted average number of shares outstanding:
Basic-Common Stock	9,369	9,015	9,456	9,022
Basic-Class B Common Stock	9,843	10,172	9,759	10,168
Dilutive effect of common stock options	84	62	100	63

Diluted-Common Stock	19,296	19,249	19,315	19,253

Net income per share:
Basic-Common Stock	$1.36	$0.94	$0.58	$0.38
Basic-Class B Common Stock	1.09	0.75	0.47	0.31
Diluted-Common Stock	1.21	0.84	0.52	0.34

Dividends per share:
Common Stock	$0.0750	$0.0750	$0.0375	$0.0375
Class B Common Stock	0.0600	0.0600	0.0300	0.0300

(1) Exclusive of depreciation and amortization